Exhibit 99
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                                                             MONSANTO COMPANY
                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                          (Dollars in millions)

                                                Six Months Ended
                                                    June 30,                              Year Ended December 31,
                                              ------------------         ------------------------------------------------------
                                              2002          2001         2001        2000          1999          1998      1997
                                              ----          ----         ----        ----          ----          ----      ----
Income (Loss) Before Income Taxes
     and Cumulative Effect of
     Accounting Change                        $345          $709         $459 *      $334          $263          $(60)     $  1

Add:
     Fixed charges                              51            83          153         272           305           140        68
     Less capitalized interest                  (4)          (14)         (30)        (37)          (23)           (9)       (9)
     Dividends from affiliated companies         1             1            1           1             1             1         1
     Equity affiliate expense (subtract
          equity affiliate income)              20            19           41          34            18            31        (6)
                                              ----          ----         ----        ----           ----         ----      ----

Earnings available for fixed charges          $413          $798         $624        $604          $564          $103      $ 55
                                              ====          ====         ====        ====          ====          ====      ====

Fixed Charges:
     Interest expense                         $ 38          $ 57         $ 99        $214          $269          $121      $ 48
     Capitalized interest                        4            14           30          37            23             9         9
     Portion of rents representative of
         interest factor                         9            12           24          21            13            10        11
                                              ----          ----         ----        ----          ----          ----      ----
Fixed Charges                                 $ 51          $ 83         $153        $272          $305          $140      $ 68
                                              ====          ====         ====        ====          ====          ====      ====


Ratio of Earnings to Fixed Charges            8.10          9.61         4.08        2.22          1.85          0.74      0.81
                                              ====          ====         ====        ====          ====          ====      ====


* In accordance with Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment
of FASB Statement No. 13 and Technical Corrections as of April 2002, Income Before Income Taxes and Cumulative Effect of Accounting
Change for the six months ended June 30, 2001 and the year ended Dec. 31, 2001 have been restated to reflect the reclassification of the loss on early extinguishment of debt from an extraordinary item into operating income.

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